Exhibit 99.1

For Immediate Release

Contact: James Edgemond

(301) 608-9292

jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

THIRD QUARTER 2017 FINANCIAL RESULTS

Silver Spring, MD and Research Triangle Park, NC, October 25, 2017: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the third quarter ended September 30, 2017.

“Our third quarter net revenues totaled $446 million,” said Martine Rothblatt, Ph.D., United Therapeutics Chairman and Chief Executive Officer. “In addition, Orenitram’s third quarter net revenues grew 29%, as compared to the same period in the prior year, resulting in two consecutive quarters of greater than 20% net revenue growth for this product. This further confirms our belief in the organic growth opportunity of Orenitram, which is the only true oral prostacyclin analog therapy for the large and increasing number of pulmonary arterial hypertension (PAH) patients. We also continued to invest in our growing pipeline of late stage programs in cardiopulmonary diseases and oncology, including the initial enrollment of patients into our phase III DISTINCT study of dinutuximab in small cell lung cancer, and our SOUTHPAW study of Orenitram in patients with WHO Group 2 pulmonary hypertension associated with left heart failure. Finally, we have continued to invest in our regenerative medicine and organ manufacturing programs to ultimately find a cure for PAH and other end-stage organ diseases.”

Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended September 30,		Percentage
	2017	2016	Changes

Revenues	$445.5	$408.2	9%
Net income	$276.3	$161.8	71%
Non-GAAP earnings(1)	$206.9	$195.6	6%
Net income, per diluted share	$6.27	$3.50	79%
Non-GAAP earnings, per diluted share(1)	$4.69	$4.23	11%

(1)                     See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

Financial Results for the Three Months Ended September 30, 2017 compared to the Three Months Ended September 30, 2016

Revenues

The following table presents the components of total revenues (dollars in millions):

	Three Months Ended September 30,		Percentage
	2017	2016	Change
Net product sales:
Remodulin®	$187.3	$152.4	23%
Tyvaso®	88.9	101.8	(13)%
Adcirca®	99.8	96.0	4%
Orenitram®	52.5	40.7	29%
Unituxin®	17.0	17.3	(2)%
Total revenues	$445.5	$408.2	9%

Revenues for the three months ended September 30, 2017 increased by $37.3 million as compared to the same period in 2016. The growth in revenues resulted from the following: (1) a $34.9 million increase in Remodulin net product sales; (2) an $11.8 million increase in Orenitram net product sales; and (3) a $3.8 million increase in Adcirca net product sales. During the three months ended September 30, 2017, an international distributor made a one-time purchase of Remodulin inventory of $47.4 million due to an expansion of the distributor’s commercial responsibilities. Because the payment terms span two quarters, this purchase increased our net revenues by $23.7 million during the three months ended September 30, 2017, with an additional increase of $23.7 million expected in the fourth quarter. These increases were partially offset by a $12.9 million decrease in Tyvaso net product sales and a $0.3 million decrease in Unituxin net product sales. $12.2 million of the decrease in Tyvaso net product sales was due to an additional one-time $12.2 million liability for estimated Medicaid rebates relating to Tyvaso sales prior to July 1, 2017 that we recorded during the three months ended September 30, 2017.

Expenses

Cost of product sales. The following table summarizes cost of product sales by major category (dollars in millions):

	Three Months Ended September 30,		Percentage
	2017	2016	Change
Category:
Cost of product sales, excluding share-based compensation	$21.3	$20.0	7%
Share-based compensation (benefit) expense(1)	(1.8)	3.6	(150)%
Total cost of product sales	$19.5	$23.6	(17)%

(1)                     Refer to Share-based compensation (benefit) expense below for discussion.

Research and development expense. The following table summarizes research and development expense by major category (dollars in millions):

	Three Months Ended September 30,		Percentage
	2017	2016	Change
Category:
Research and development, excluding share-based compensation	$62.0	$37.2	67%
Share-based compensation (benefit) expense(1)	(7.0)	8.7	(180)%
Total research and development expense	$55.0	$45.9	20%

(1)                     Refer to Share-based compensation (benefit) expense below for discussion.

Research and development, excluding share-based compensation. The increase in research and development expense of $24.8 million for the three months ended September 30, 2017, as compared to the same period in 2016, was driven by the expansion of our pipeline programs to treat cardiopulmonary diseases and cancer and to develop technologies in organ manufacturing. Research and development expense for the treatment of cardiopulmonary diseases increased by $14.3 million for the three months ended September 30, 2017, as compared to the same period in 2016, due to increased spending on several clinical and non-clinical studies, including FREEDOM-EV, INCREASE and SOUTHPAW, and on the development of new drug products, including RemoPro, and drug delivery devices, including the RemoSynch and RemUnity systems. Research and development expenses for cancer-related projects increased by $5.9 million for the three months ended September 30, 2017, as compared to the same period in 2016, driven by an increase in spending on the DISTINCT study. Research and development expenses for our organ manufacturing projects increased by $4.1 million for the three months ended September 30, 2017, as compared to the same period in 2016, due to increased preclinical work on technologies designed to increase the supply and distribution of transplantable organs and tissues.

Selling, general and administrative expense. The following table summarizes selling, general and administrative expense by major category (dollars in millions):

	Three Months Ended September 30,		Percentage
	2017	2016	Change
Category:
General and administrative, excluding share-based compensation	$46.6	$42.4	10%
Sales and marketing, excluding share-based compensation	15.8	20.1	(21)%
Share-based compensation (benefit) expense(1)	(15.2)	37.6	(140)%
Total selling, general and administrative expense	$47.2	$100.1	(53)%

(1)                     Refer to Share-based compensation (benefit) expense below for discussion.

General and administrative, excluding share-based compensation. The increase in general and administrative expense of $4.2 million for the three months ended September 30, 2017, as compared to the same period in 2016, was driven by a $2.7 million increase in legal fees incurred in connection with intellectual property litigation and the U.S. Department of Justice (DOJ) investigation of our support of 501(c)(3) organizations that provide financial assistance to patients.

Sales and marketing, excluding share-based compensation. The decrease in sales and marketing expense of $4.3 million for the three months ended September 30, 2017, as compared to the same period in 2016, was driven by a $3.7 million decrease in compensation and related costs associated with the 2016 consolidation of our sales and marketing staff.

Share-based compensation (benefit) expense. The following table summarizes share-based compensation (benefit) expense by major category (dollars in millions):

	Three Months Ended September 30,		Percentage
	2017	2016	Change
Category:
Share tracking awards plan	$(38.0)	$45.8	(183)%
Stock options	13.1	3.3	297%
Other(1)	0.9	0.8	13%
Total share-based compensation (benefit) expense	$(24.0)	$49.9	(148)%

(1)                     Includes expense related to restricted stock units and employee stock purchase plan.

Share tracking awards plan. We re-measure the fair value of share tracking awards at the end of each financial reporting period. Changes in the share tracking award liability resulting from such re-measurements are recorded as adjustments to share-based compensation (benefit) expense. Decreases in our stock price will generally result in a reduction in the share tracking award liability.

Income Tax Expense

The provision for income taxes was $44.4 million for the three months ended September 30, 2017, as compared to $77.3 million for the same period in 2016. The provision for income taxes is based on an estimated annual effective tax rate for the entire year. The estimated annual effective tax rate is subject to adjustment in subsequent quarterly periods if components used to estimate the annual effective tax rate are updated or revised. Our effective tax rate as of September 30, 2017 and September 30, 2016, was approximately 37 percent and approximately 32 percent, respectively. Our 2017 effective tax rate increased compared to 2016 primarily due to expenses that do not meet the criteria for tax deductibility.

Share Repurchase

In April 2017, our Board of Directors approved a share repurchase program, authorizing up to $250.0 million in aggregate repurchases of our common stock. Pursuant to this authorization, in May 2017 we paid $250.0 million to enter into an accelerated share repurchase agreement (ASR) with Citibank, N.A. (Citibank). Pursuant to the terms of the ASR, in June 2017 Citibank delivered to us approximately 1.7 million shares of our common stock, representing the minimum number of shares we were entitled to receive under the ASR. The ASR was originally scheduled to terminate during the fourth quarter of 2017; however, in September 2017 Citibank notified us of its election to accelerate the termination date of the contract to September 8, 2017. Upon termination of the ASR, Citibank delivered to us approximately 0.3 million additional shares of our common stock.

Non-GAAP Earnings

Non-GAAP earnings is defined as net income, adjusted for: (1) share-based compensation (benefit) expense, net (including expenses relating to stock options, share tracking awards, restricted stock units and our employee stock purchase plan); (2) extraordinary, non-recurring and unusual items; and (3) tax impact on non-GAAP earnings adjustments.

A reconciliation of net income to non-GAAP earnings is presented in the following table (in millions, except per share data):

	Three Months Ended September 30,
	2017	2016
Net income, as reported	$276.3	$161.8
Adjusted for:
Share-based compensation (benefit) expense, net(1)	(24.0)	49.9
Estimated loss contingency(1)	0.9	—
Impairment of cost method investments(2)	3.1	—
Tax benefit (expense)(1)(3)	(49.4)	(16.1)
Non-GAAP earnings	$206.9	$195.6
Non-GAAP earnings per share:
Basic	$4.77	$4.53
Diluted	$4.69	$4.23
Weighted average number of common shares outstanding:
Basic	43.4	43.2
Diluted	44.1	46.2

(1)                     We calculated the total tax impact of non-discrete quarterly non-GAAP earnings adjustments based on our estimated annual effective tax rates, before considering discrete items, of approximately 33 percent and approximately 32 percent for each of the quarters ended September 30, 2017 and 2016, respectively.

(2)                     This non-GAAP earnings adjustment is currently not considered tax deductible.

(3)                     The tax benefit (expense) for the three months ended September 30, 2017 includes $57.0 million of benefit for the estimated loss contingency recognized during the second quarter of 2017 relating to the DOJ investigation of our support of 501(c)(3) organizations that provide financial assistance to patients.

Conference Call

We will host a half-hour teleconference on Wednesday, October 25, 2017, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406, and using access code: 97086326.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, non-GAAP earnings, which does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-

GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, the calculation of our non-GAAP financial measure may differ from the methodology used by other companies. The presentation of our non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements regarding the revenue growth opportunity for Orenitram, as well as statements regarding the expected increase in net revenues in the fourth quarter and our pipeline research and development programs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of October 25, 2017, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.  [uthr-g]

Orenitram, Remodulin, Tyvaso and Unituxin are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended September 30,
	2017	2016
	(Unaudited)
Revenues:
Net product sales	$445.5	$408.2
Total revenues	445.5	408.2
Operating expenses:
Cost of product sales	19.5	23.6
Research and development	55.0	45.9
Selling, general and administrative	47.2	100.1
Total operating expenses	121.7	169.6
Operating income	323.8	238.6
Other (expense) income:
Interest expense	(3.3)	(0.5)
Other, net	3.3	1.0
Impairment of cost method investment	(3.1)	—
Total other (expense) income, net	(3.1)	0.5
Income before income taxes	320.7	239.1
Income tax expense	(44.4)	(77.3)
Net income	$276.3	$161.8
Net income per common share:
Basic	$6.37	$3.75
Diluted	$6.27	$3.50
Weighted average number of common shares outstanding:
Basic	43.4	43.2
Diluted	44.1	46.2

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited, in millions)

September 30, 2017
Cash, cash equivalents and marketable investments	$1,549.2
Total assets	2,936.0
Total liabilities and temporary equity	866.1
Total stockholders’ equity	2,069.9